EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                April 29,  May 1,   April 29,  May 1,
                                 2000      1999      2000      1999

NET EARNINGS
  Basic net earnings           $  13,781  $ 11,105  $ 24,948  $ 20,262
  Add:  Distributions on
   Preferred Securities,
   net of tax                      1,329       305     1,817       305

  Diluted net earnings            15,110    11,410    26,765    20,567

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             27,350    26,895    27,324    26,895
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 3,964     1,025     2,784       513
  Add:  Shares issuable from
   assumed exercise of options     1,000     1,853     1,049     1,852

  Diluted weighted average
   shares outstanding             32,314    29,773    31,157    29,260


NET EARNINGS PER SHARE

  Basic                         $    .50  $    .41  $    .91  $    .75
  Diluted                       $    .47  $    .38  $    .86  $    .70